Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

News Release

Contact	Matt Schuler	Date	May 15, 2017
Email	matt.schuler@lasalle.com	Telephone:	+1-312-897-4192
		Mobile:	+1-312-550-2986

JLL Income Property Trust Declares 22nd Consecutive Quarterly Dividend

Chicago (May 15, 2017) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) announced that on May 9, 2017 its Board of Directors declared a regular quarterly dividend of $0.125 per share for the second quarter of 2017. JLL Income Property Trust has declared twenty-two consecutive quarterly dividends to its stockholders beginning with the first quarter 2012.

The dividend is payable on or around August 1, 2017 to stockholders of record on June 29, 2017. On an annualized basis, this gross dividend is equivalent to $0.50 per share and represents a yield of approximately 4.4 percent on a NAV per share of $11.38 as of May 10, 2017. All stockholders will receive $0.125 per share less applicable share class specific fees and the annualized yield will differ based on the share class.

“We are pleased that the continued success of our operations has allowed us to increase our dividend payment to shareholders by 4.2 percent compared to the second quarter of 2016, while also maintaining a strong dividend coverage ratio," commented Allan Swaringen, President and CEO of JLL Income Property Trust.

A first quarter dividend of $0.125 per share, less applicable share class specific fees, was paid according to the table below on May 1, 2017 to stockholders of record as of the close of business on March 30, 2017.

	M-I Share[1]	A-I Share[2]	M Share[3]	A Share[4]
Q1 Quarterly Gross Dividend per Share	$0.12500	$0.12500	$0.12500	$0.12500
Less: Dealer Manager Fee per Share	($0.00134)	($0.00814)	($0.00816)	($0.02801)
Q1 Quarterly Net Dividend per Share	$0.12366	$0.11686	$0.11684	$0.09699
NAV per Share as of March 31, 2017	$11.35	$11.34	$11.34	$11.31
Annualized Net Dividend Yield Based on NAV as of March 31, 2017	4.4%	4.1%	4.1%	3.4%

1 A dealer manager fee equal to 1/365th of 0.05% of NAV is allocated to Class M-I stockholders daily and reduces the quarterly dividend paid.

2 A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class A-I stockholders daily and reduces the quarterly dividend paid.

3 A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class M stockholders daily and reduces the quarterly dividend paid.

4 A dealer manager fee equal to 1/365th of 1.05% of NAV is allocated to Class A stockholders daily and reduces the quarterly dividend paid.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results.